Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 23, 2023 as it pertains to the consolidated financial statements of Guardian Pharmacy, LLC and subsidiaries, in the Registration Statement (Form S-1) of Guardian Pharmacy Services, Inc. dated October 3, 2023.

/s/ Ernst & Young LLP

Atlanta, Georgia

October 3, 2023